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                                                                      EXHIBIT 12
                            SHURGARD STORAGE CENTERS, INC.

           STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                (AMOUNTS IN THOUSANDS)


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

                                                     Predecessor                         Company
                                 -------------------------------------------------  ------------------
                                               Year ended December 31,                 Year ended
                                                                                       December 31,
                                     1990         1991         1992         1993           1994
                                 ------------ ------------ ------------ ----------  ------------------
Net Income Before
Extraordinary Item                  16,289       20,411       22,055       18,284        19,001

Fixed Charges:

  Interest                           2,425        2,545        2,347        2,288         9,105
  Amortization of Loan Costs            11           29           42           55           629
                                      ----         ----         ----         ----          ----
                                     2,436        2,574        2,389        2,343         9,734

Net Income Before
Extraordinary Item and Fixed
Charges                             18,725       22,985       24,444       20,627        28,735

Divided by Fixed Charges             2,436        2,574        2,389        2,343         9,734
                                    ------       ------       ------       ------        ------

Ratio of Earnings to Fixed
Charges                               7.69         8.93        10.23         8.80          2.95
                                      ----         ----        -----         ----          ----
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